EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS
     Kraft, Berger, Grill, Schwartz, Cohen & March LLP consents to the reference to the firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of NGAS Resources, Inc. (formerly, Daugherty Resources, Inc.) for the registration of up to 4,583,805 shares of its Common Stock and to the incorporation by reference therein of our report on the consolidated financial statements of the Company dated March 14, 2005 (except for Notes 1[a], [d][1] and [iii], [h] and [k], 10 and 17[a]), which are as of August 8, 2005), included in its Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2004, as filed with the Securities and Exchange Commission.
By: /s/ KRAFT, BERGER, GRILL, SCHWARTZ, COHEN & MARCH LLP
KRAFT, BERGER, GRILL, SCHWARTZ , COHEN & MARCH LLP
Toronto, Ontario
February 6, 2006